Exhibit 99.1

Aquinox Pharmaceuticals Announces Year End 2014 Financial Results

Vancouver, British Columbia—March 16, 2015—(GLOBE NEWSWIRE) — Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology, today provided a corporate update and reported financial results for the year ending December 31, 2014.

“In the year since Aquinox’s IPO on NASDAQ, we have achieved several important milestones, including the recently completed enrollment of our two lead Phase 2 trials for AQX-1125, and the initiation of a third Phase 2 trial in atopic dermatitis,” said Mr. David Main, President and CEO of Aquinox. “We ended 2014 with cash to see us through to mid-2016 and to complete our three ongoing Phase 2 studies, including top line data from both the FLAGSHIP and LEADERSHIP trials expected near mid-year 2015. Existing cash is also anticipated to be sufficient to explore AQX-1125 in another Phase 1/2 clinical trial while actively investing in the selection of a lead second generation SHIP-1 activator.”

Business Highlights

Completed a $53.1 million IPO on NASDAQ. In March 2014, 4,830,000 shares were issued, including the full exercise of the underwriters’ option to purchase additional shares, at a price of $11.00. Aquinox’s largest investors participated in the offering along with several leading, specialized funds in the United States. Jefferies LLC and Cowen and Company LLC acted as joint-book runners for the offering with Canaccord Genuity Corp. acting as co-manager for the offering. Analysts from all three underwriting firms have since initiated research coverage of Aquinox.

Completed enrollment of patients in FLAGSHIP, a Phase 2 clinical trial of AQX-1125 in chronic obstructive pulmonary disease (COPD) exacerbations. Target enrollment in the FLAGSHIP trial was achieved at the end of January 2015, aided by strategies implemented post-IPO including the addition of trial sites in New Zealand, Australia and the United States. FLAGSHIP is designed to evaluate the safety and efficacy of AQX-1125 in approximately 400 unstable, moderate to severe COPD patients with a history of frequent exacerbations. Top line results are expected near mid-year 2015.

Completed enrollment of patients in LEADERSHIP, a Phase 2 clinical trial of AQX-1125 in bladder pain syndrome/interstitial cystitis (BPS/IC). Target enrollment in the LEADERSHIP trial was achieved at the beginning of March 2015, aided by strategies implemented post-IPO including the addition of sites in the United States through an accepted IND. LEADERSHIP is designed to evaluate the safety and efficacy of AQX-1125 in approximately 70 female patients with BPS/IC. Top line results are expected near mid-year 2015.

Initiated KINSHIP, a Phase 2 clinical trial of AQX-1125 in atopic dermatitis (AD). The KINSHIP clinical trial was initiated in December, 2014 and is being conducted at clinical research centers in Canada as a Phase 2 trial evaluating the efficacy and safety of AQX-1125 in approximately 50 adult patients with mild to moderate AD. Top line results are expected by the first quarter 2016.

Appointed David C. Mitchell as Vice President, Global Regulatory Affairs & Quality Assurance. With over 35 years of regulatory experience, including negotiations with the United States Food and Drug Administration (FDA) and the European Medicines Agency (EMA) to facilitate new drug approval, Mr. Mitchell joined Aquinox in December, 2014 to guide the strategic direction of Aquinox’s global regulatory and quality assurance functions.

Appointed Sean P. Nolan to Aquinox’s Board of Directors. Mr. Nolan was most recently Chief Business Officer at InterMune and has over 20 years of commercial experience in the biopharmaceutical industry. He was a key contributor to the commercial strategy of InterMune’s Esbriet® for idiopathic pulmonary fibrosis, as well as the company’s sale to Roche for $8.3B.

Summary of Financial Results

Cash Position. Cash, cash equivalents, short-term and long-term investments totaled $41.1 million as of December 31, 2014, compared to $13.8 million as of December 31, 2013. This increase was primarily driven by the proceeds from Aquinox’s initial public offering, which was completed in March, 2014. Aquinox expects its cash, cash equivalents, short-term and long-term investments to be sufficient to complete all three ongoing Phase 2 trials.

R&D Expenses. Research and development expenses were $18.1 million for 2014 compared to $7.6 million for 2013. This increase was primarily due to the ongoing advancement of AQX-1125 through the FLAGSHIP and LEADERSHIP trials and the initiation of the KINSHIP trial.

G&A Expenses. General and administrative expenses for 2014 increased to $4.3 million compared to $1.8 million for 2013. This increase was primarily due to costs associated with operating as a public company.

Net Loss. Net loss for 2014 was $24.0 million compared to a net loss of $8.7 million for 2013. The increase in net loss was primarily due to the ongoing advancement of AQX-1125 through the FLAGSHIP and LEADERSHIP trials, the initiation of the KINSHIP trial and costs associated with operating as a public company.

About AQX-1125

AQX-1125, Aquinox’s lead drug candidate, is a small molecule activator of SHIP1, which is a regulating component of the PI3K cellular signaling pathway. By increasing SHIP1 activity, AQX-1125 accelerates a natural mechanism that has evolved to maintain homeostasis of the immune system and reduce immune cell activation and migration to sites of inflammation. AQX-1125 has demonstrated preliminary safety and favorable drug properties in multiple preclinical studies and clinical trials. Aquinox is currently exploring AQX-1125 as an oral, once daily treatment in several Phase 2 trials.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology. Aquinox’s lead drug candidate, AQX-1125, is a small molecule activator of SHIP1 suitable for oral, once daily dosing. Having successfully completed multiple preclinical studies and clinical trials with AQX-1125, Aquinox is now advancing through Phase 2 development. Aquinox has a broad intellectual property portfolio and pipeline of preclinical drug candidates that activate SHIP1. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to: the timing of availability of our top-line data; the success and timing of our Phase 2 clinical trials; and potential market opportunities for AQX-1125. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; the size and growth of the potential markets for AQX-1125 or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of AQX-1125 or any future product candidates; and our expectations regarding the potential safety, efficacy or clinical utility of AQX- 1125 or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact Info: Brendan Payne

Senior Manager, Investor Relations

Aquinox Pharmaceuticals, Inc.

604.629.9223 Ext. 109

ir@aqxpharma.com

Communications Contact: Bianca Nery

Senior Account Executive

MacDougall Biomedical Communications 650.339.7533

aquinox@macbiocom.com

AQUINOX PHARMACEUTICALS, INC.

Consolidated and combined balance sheets

(Expressed in U.S. dollars)

	DECEMBER 31, 2014	DECEMBER 31, 2013
Assets
Current assets
Cash and cash equivalents	$14,906,087	$11,006,392
Short-term investments	24,191,219	2,820,600
Accounts and other amounts receivable	65,447	27,946
Prepayments and deposits	139,006	63,975
Deferred offering costs	—	1,377,438

Total current assets	39,301,759	15,296,351
Property and equipment, net	104,694	75,465
Long-term investments	2,003,099	—
Other	13,395	277,290

Total assets	$41,422,947	$15,649,106

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$5,203,308	$2,350,660
Current portion of bank loan	—	250,000
Other	—	19,445

Total current liabilities	5,203,308	2,620,105
Warrant liabilities	72,341	221,320
Redemption option on preferred stock	—	800,206
Accrued tax payable on preferred stock	—	1,797,412
Bank loan	—	2,036,489
Other	—	8,560

Total liabilities	$5,275,649	$7,484,092

Redeemable convertible preferred stock
AQXP Canada, Series A exchangeable preferred shares, no par value - authorized unlimited as of December 31, 2014 (December 31, 2013 - unlimited); issued and outstanding, 0 as of December 31, 2014 (December 31, 2013 - 791,016)	—	13,329,639
Aquinox USA, Series A preferred stock, $0.000001 par value - authorized 0 as of December 31, 2014 (December 31, 2013 - 27,914,951); issued and outstanding, 0 as of December 31, 2014 (December 31, 2013 - 662,875)	—	11,157,138
AQXP Canada, Series B exchangeable preferred shares, no par value - authorized unlimited as of December 31, 2014 (December 31, 2013 - unlimited); issued and outstanding, 0 as of December 31, 2014 (December 31, 2013 - 793,617)	—	10,684,093

AQUINOX PHARMACEUTICALS, INC.

Consolidated and combined balance sheets

(Expressed in U.S. dollars)

	DECEMBER 31, 2014	DECEMBER 31, 2013
Aquinox USA, Series B preferred stock, $0.000001 par value - authorized 0 as of December 31, 2014 (December 31, 2013 - 45,454,535); issued and outstanding, 0 as of December 31, 2014 (December 31, 2013 - 1,573,797)	—	21,091,150
AQXP Canada, Series C exchangeable preferred shares, no par value - authorized unlimited as of December 31, 2014 (December 31, 2013 - unlimited); issued and outstanding, 0 as of December 31, 2014 (December 31, 2013 - 378,786)	—	3,830,961
Aquinox USA, Series C preferred stock, $0.000001 par value - authorized 0 as of December 31, 2014 (December 31, 2013 - 45,793,738); issued and outstanding, 0 as of December 31, 2014 (December 31, 2013 - 1,343,424)	—	13,765,741

Total redeemable convertible preferred stock	$—	$73,858,722

Stockholders’ equity (deficit)
Share capital:
Common stock
Aquinox USA, common stock, $0.000001 par value - authorized, 50,000,000 as of December 31, 2014 (December 31, 2013 - 139,266,037); issued and outstanding, 10,695,108 as of December 31, 2014 (December 31, 2013 – 301,745)	11	—
Preferred stock
Aquinox USA, preferred stock, $0.000001 par value – authorized 5,000,000 as of December 31, 2014 (December 31, 2013 – 0); issued and outstanding, 0 as of December 31, 2014 (December 31, 2013 – 0)	—	—
Additional paid-in capital	125,566,705	—
Accumulated deficit	(89,415,563)	(65,693,708)
Accumulated other comprehensive income	(3,855)	—

Total stockholders’ equity (deficit)	36,147,298	(65,693,708)

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$41,422,947	$15,649,106

AQUINOX PHARMACEUTICALS, INC.

Consolidated and combined statements of operations and comprehensive loss

(Expressed in U.S. dollars)

	YEARS ENDED DECEMBER 31,
	2014	2013	2012
Operating expenses
Research and development	$18,079,262	$7,598,750	$6,045,395
General and administrative	4,296,447	1,776,905	1,635,623

Total operating expenses	22,375,709	9,375,655	7,681,018

Other income (expenses)
Bank charges and financing costs	(461,587)	(42,923)	(9,470)
Change in fair value of derivative liabilities	949,185	961,641	—
Amortization and extinguishment of remaining discount on preferred shares upon conversion of preferred shares	(1,884,237)	(386,420)	(45,448)
Other (expenses) income	(254,890)	108,942	64,032

	(1,651,529)	641,240	9,114

Net loss before income taxes	(24,027,238)	(8,734,415)	(7,671,904)
Income tax recovery (provision)	222	5,044	(42,294)

Net loss	$(24,027,016)	$(8,729,371)	$(7,714,198)

Net loss per common stock - basic and diluted	$(2.75)	$(49.52)	$(40.23)
Basic and diluted weighted average common stock outstanding	8,667,387	301,745	301,745
Comprehensive loss:
Net loss	$(24,027,016)	$(8,729,371)	$(7,714,198)
Other comprehensive loss – unrealized loss on securities available for sale	(3,855)	—	—

Comprehensive loss	$(24,030,871)	$(8,729,371)	$(7,714,198)